KPMG LLP
345 Park Avenue
New York, NY 10154-0102

August 28, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF, GraniteShares HIPS US High Income ETF and GraniteShares XOUT U.S. Large Cap ETF (collectively, the "Funds"), each a series of GraniteShares ETF Trust (the Trust). Under the date of August 26, 2019, we reported on the financial statements of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF and GraniteShares HIPS US High Income ETF for the periods defined in Appendix I. On June 18, 2020 we were dismissed.

We have read the statements made by the Trust included under Item 13(a)(4) of Form N-CSR dated August 28, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust's statements that (1) the Board of Trustees approved, upon the recommendation of the Audit Committee of the Board of Trustees, the dismissal of KPMG LLP and the change in the independent registered public accounting firm from KPMG LLP to Tait, Weller & Baker LLP ("Tait Weller") and approved the engagement of Tait Weller as the Funds' new independent registered public accounting firm and (2) neither the Trust, nor anyone on its behalf, consulted with Tait Weller concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) the subject of a disagreement or reportable events .

Very truly yours,

KPMG LLP

Appendix I

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF:

The consolidated statements of assets and liabilities, including the consolidated schedules of investments as of June 30, 2019, and the related consolidated statement of operations for the year then ended, the consolidated statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the consolidated financial highlights for the year ended June 30, 2019, June 30, 2018 and for the period from May 19, 2017 to June 30, 2017.

GraniteShares HIPS US High Income ETF:

The statements of assets and liabilities, including the schedules of investments as of June 30, 2019, and the related statement of operations for the year then ended, the statements of changes in net assets for the year ended June 30, 2019 and for the period from December 1, 2017 to June 30, 2018, and the related notes (collectively, the financial statements) and the financial highlights for the year ended June 30, 2019 and for the period from December 1, 2017 to June 30, 2018.